Exhibit 99

FOR IMMEDIATE RELEASE                           Contact: Matt Kramer (Agritope)
                                                        503.641.6115

                                                Mary Hagen (Epitope)
                                                        503.641.6115



              AGRITOPE FORMS STRATEGIC ALLIANCE WITH VILMORIN & CIE

Beaverton, OR December 10, 1997 -- Agritope, Inc., a wholly owned subsidiary of Epitope, Inc. (NASDAQ: EPTO) today announced that it has entered into a stock purchase agreement and a research and development agreement with Vilmorin & Cie (Vilmorin), a majority owned subsidiary of Groupe Limagrain Holdings, Chappes, France. Vilmorin shares are traded on the Paris stock exchange.

Agritope has filed a registration statement with the Securities and Exchange Commission with respect to Epitope's previously announced intention to spin off Agritope. After the registration statement is declared effective, Epitope plans to effect the spin-off through a dividend distribution to Epitope shareholders of all Agritope common stock held by Epitope. The distribution is expected to consist of one share of Agritope common stock for every five shares of Epitope common stock outstanding, for an aggregate distribution of approximately 2.7 million shares. Upon completion of the spin-off, Agritope will cease to be a wholly owned subsidiary of Epitope and will operate as an independent public company. Epitope shareholders will not have to pay for any shares of Agritope stock received in the distribution or take any action to receive shares.

Following the spin-off, Agritope has agreed to sell 1,343,704 shares of Agritope common stock in a private placement to certain foreign investors, at a price of $7 per share ($9.4 million). Under terms of its stock purchase agreement, Vilmorin will purchase 214,285 shares of Agritope preferred stock for $1.5 million in a private placement and will have an option until January 15, 1998 to purchase up to 785,715 additional shares of preferred stock for $5.5 million. The preferred stock is convertible into common stock on a share-for-share basis. Other than the right to elect a director and preemptive rights, the preferred stock has rights substantially equivalent to those applicable to common stock.


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Under terms of its research and  development  agreement,  Vilmorin  will provide proprietary seed varieties for use by Agritope in projects to be funded by Vilmorin, in which both Agritope and Vilmorin technology may be applied. Vilmorin will also have a right of first refusal to fund research projects involving the genetic modification of specified vegetables and flowers.

Founded in 1743, Vilmorin specializes in the worldwide breeding, production and distribution of vegetable and flower seeds to the home garden and professional markets. It is the largest company in the world serving the home garden market and the second largest in the world serving the professional vegetable seed market. Vilmorin's U.S. subsidiary, Harris Moran Seed Company of Modesto, California and Agritope have been working together for several years to develop cantaloupe with a longer shelf life.

Agritope is an Oregon-based agricultural biotechnology company specializing in the development of new fruit and vegetable varieties. Agritope is also the majority owner of Vinifera, Inc., which offers grapevine plant propagation and disease screening and elimination programs.

                                     *******

A registration statement relating to the securities to be issued to Epitope shareholders has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Shares of Agritope stock to be sold to Vilmorin and other foreign investors have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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